Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	KVH Industries, Inc. Peter Rendall 401-847-3327 prendall@kvh.com	FTI Consulting Christine Mohrmann 212-850-5600

KVH Industries Reports Fourth Quarter and Full Year 2012 Results

•	EPS $0.18; record quarterly revenue of $39.5M

•	mini-VSAT Broadband airtime revenue up 53% year-over-year

•	Guidance & Stabilization Q4 revenue up 25% year-over-year

MIDDLETOWN, RI, February 12, 2013 -- KVH Industries, Inc., (Nasdaq: KVHI) today reported financial results for the fourth quarter ended December 31, 2012. Revenue for the fourth quarter of 2012 was $39.5 million, up 24% from the quarter ended December 31, 2011. Diluted earnings per share for the quarter totaled $0.18 on net income of $2.8 million. During the same period last year the company reported net income of $1.6 million or $0.11 per diluted share with revenues of $31.9 million.
For the year ended December 31, 2012, revenue was $137.1 million, up 22% from the $112.5 million reported for the year ended December 31, 2011. KVH reported net income of $3.6 million or $0.24 on a per diluted share basis for the full year 2012. For the year ended December 31, 2011, the company reported net income of $0.9 million or $0.06 on a per diluted share basis.
“Our record results this quarter reflect continued growth from both our broadband communications and guidance and stabilization businesses,” said Martin Kits van Heyningen, KVH's chief executive officer. “We continue to see solid momentum in our business both in terms of short-term sales success and an expanding pipeline of future opportunities. With VSAT airtime revenues in the fourth quarter increasing 53% compared to the same quarter last year, we expect to have a higher degree of predictability over a significant element of our revenues going forward.”
KVH's mobile communications revenue, including satellite television products, was $21.5 million for the fourth quarter of 2012, a 23% increase year-over-year. Combined, mini-VSAT Broadband airtime and TracPhone® product revenues in the fourth quarter amounted to $14.5 million, up 33% compared to the same period last year. Maritime satellite TV sales increased 31% year-over-year, reflecting the continued market acceptance of our new TracVision® HD11 system.
KVH's guidance and stabilization revenue, which relates to our fiber optic gyro (FOG) solutions, TACNAV military navigation systems, and related services, was $18.0 million in the fourth quarter of 2012, up 25% year-over-year. During the fourth quarter, sales of our FOGs were up 48%, at $7.6 million, compared to the same period last year.
“During 2012, we extended our global maritime VSAT network to include a unique global C-band overlay to our Ku-band VSAT network, which delivers global broadband service to vessels wherever they are likely to travel. We significantly upgraded the capacity of our network with new modulation technology. And, we upgraded our onboard hardware adding network management capabilities built right into our communications solution. With this robust platform in place, we believe we have created a strong position to capture market share,” explained Mr. Kits van Heyningen. “In addition, our TACNAV® and FOG product lines generated solid results in 2012, and heading into 2013, we have $33 million in revenue backlog from these.”
Speaking about the company's financial results, Peter Rendall, KVH's chief financial officer, said, “With back-to-back record revenue quarters, we are pleased with the second half financial performance of both the mobile communications and guidance and stabilization businesses. Our gross margin for the fourth quarter was 43%, which showed an improvement of 330 basis points over the third quarter. This was largely the result of very strong shipments of our military tactical navigation products, and also reflects ongoing improvements in our overall manufacturing efficiencies.”
“Our mini-VSAT Broadbandsm airtime service gross margin for the quarter continued to demonstrate the leverage of our model and was about equal to the prior quarter, despite the normal level of temporary seasonal service suspensions and the full quarter of C-band capacity costs. Compared to the same period last year, gross profit dollars from our mini-VSAT Broadband airtime were approximately 140% higher in the current fourth quarter, while the gross margin percentage increased from 19% to 30%. Operating expenses were higher than previous quarters largely due to sales-related costs associated with the relatively large TACNAV shipments in the fourth quarter.”

Looking ahead to 2013, Mr. Rendall said, “We intend to continue to execute our aggressive strategic plans for long-term growth, with primary emphasis on our mobile broadband products and services, leisure maritime products, and FOG and TACNAV products.
“For 2013 planning, we expect our mini-VSAT Broadband business to show strong year-over-year growth and the FOG business to benefit from new commercial applications beginning later this year as well as delivering products under the CROWS III program. We remain cautious with respect to expectations for growth in leisure markets, due to ongoing challenges in global economies. We see the potential for a decline in TACNAV product sales in the second half of 2013 as hardware shipments under the Saudi Arabia National Guard program come to an end and we are being cautious with respect to possible defense budget cuts. With this context, we expect total top line growth for the year to be in the range of 10% to 17% which equates to $151 million to $160 million in revenue. We expect to achieve a full year operating margin in the range of approximately 4% to 8%. We are projecting that our effective tax rate will be 35% or higher, subject to the effect of unforeseen discrete items. Accordingly, we expect the full year EPS to be in the range of $0.37 to $0.48 per diluted share.
“For the first quarter of 2013, we expect revenue to be in the range of $37 million to $40 million, up 38% to 50% compared to the first quarter last year and expect both our mini-VSAT Broadband and guidance and stabilization revenues to achieve strong year-over-year growth. We expect our operating margin to show significant improvement year-over-year, and we expect net income in the range of $0.10 to $0.15 per diluted share compared to a net loss per share of ($0.09) in the first quarter of 2012.”
Mr. Kits van Heyningen concluded, “We are very pleased with our overall progress last year and feel that we are on the path toward achieving our longer-term strategic objectives. We plan to introduce new valued-added services to our mini-VSAT Broadband customers that we believe will continue to disrupt the maritime communications market and develop new products that we believe will drive further demand from the inertial guidance market. With our current product portfolio and market position, we are also optimistic that we will be able to leverage our investments to even greater benefit as the economy continues to recover.”
Recent Operational Highlights:

•	02/04/2013: KVH Ships 3,000th TracPhone System for mini-VSAT Broadband Network

•
01/15/2013: KVH Receives $7.2 Million in Orders for Military Navigation Systems -- TACNAV tactical navigation systems selected by international customer to provide armored vehicle crews with improved situational awareness

•
01/09/2013: KVH Introduces New Business Class Service for mini-VSAT Broadband Network -- Major network upgrades, integration of onboard terminals, and unfettered access to Internet content are all part of new, faster Unrestricted Rate Plans

•	12/27/2012: KVH Doubles Capacity for Caribbean Region of mini-VSAT Broadband Network

•	11/27/2012: KVH Provides 60% More Capacity for EMEA Region of mini-VSAT Broadband Network
KVH is webcasting its fourth quarter/year-end conference call live at 10:30 a.m. Eastern time today through the company's website. The conference call can be accessed online at investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive and an MP3 podcast of the earnings conference call will be available on the company's website within three hours of the completion of the call.
About KVH Industries, Inc.
KVH Industries is a leading manufacturer of solutions that provide global high-speed Internet, television and voice services via satellite to mobile users at sea and on land. KVH is also a premier manufacturer of high performance sensors and integrated inertial systems for defense and commercial guidance and stabilization applications. The company is based in Middletown, RI, with facilities in Illinois, Denmark, Norway, and Singapore.

This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for future periods, and our anticipated revenue growth, market share, competitive positioning, profitability, and product orders. The actual results we achieve could differ materially from the statements made in this press release. Factors that might cause these differences include, but are not limited to: the impact of extended economic weakness and increasing fuel prices on the sale and use of motor vehicles and marine vessels; the need to increase sales of the TracPhone V3, V7 and V11 and related services to improve airtime gross margins; the need for, or delays in, qualification of products to customer or regulatory standards; unanticipated declines or changes in customer demand, due to economic, seasonal, and other factors, particularly with respect to the TracPhone V3, V7 and V11; potential declines in military sales, including to foreign customers; unanticipated expenses associated with the launch of our new TracPhone V11 and global C-band airtime service; the unpredictability of defense budget priorities as well as the order timing, purchasing schedules, and priorities for our defense products, including possible order cancellations; the uncertain impact of potential budget cuts by government customers; potential reductions in our overall gross margins in the event of a shift in product mix; and currency fluctuations, export restrictions, delays in procuring export licenses, and other international risks. These and other factors are discussed in more detail in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2012. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.
KVH Industries, Inc., has used, registered, or applied to register its trademarks in the USA and other countries around the world, including the following marks: KVH, KVH logo, Azimuth, TracVision, TracPhone, Tri-Americas, CommBox, TACNAV, DataScope and the DataScope logo, Sailcomp, mini-VSAT Broadband and the mini-VSAT Broadband logo, E•Core, and the banded, dome-shaped housing of its satellite antennas. Other trademarks are the property of their respective companies.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	December 31, 2012	December 31, 2011
ASSETS
Cash, cash equivalents and marketable securities	$38,285	$30,570
Accounts receivable, net	27,654	25,959
Inventories	16,203	18,615
Deferred income taxes	1,146	1,281
Other current assets	3,264	2,552
Total current assets	86,552	78,977
Property and equipment, net	36,733	34,010
Deferred income taxes	3,524	5,405
Goodwill	4,712	4,426
Intangible assets, net	1,684	1,903
Other non-current assets	4,363	3,835
Total assets	$137,568	$128,556

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$19,280	$16,385
Deferred revenue	1,892	2,684
Current portion of long-term debt	138	131
Total current liabilities	21,310	19,200
Other long-term liabilities	140	135
Long-term debt, excluding current portion	3,414	3,553
Line of credit	7,000	9,000
Stockholders' equity	105,704	96,668
Total liabilities and stockholders' equity	$137,568	$128,556

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KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Sales:
Product	$28,024	$23,933	$90,677	$85,136
Service	11,519	8,000	46,435	27,400
Net sales	39,543	31,933	137,112	112,536
Costs and expenses:
Costs of product sales	14,749	12,843	51,775	46,598
Costs of service sales	7,704	5,609	30,363	20,970
Research and development	2,999	2,903	12,147	11,548
Sales, marketing and support	6,830	6,683	24,069	23,473
General and administrative	3,282	2,766	12,188	10,555
Total costs and expenses	35,564	30,804	130,542	113,144
Income (loss) from operations	3,979	1,129	6,570	(608)
Interest income	151	99	510	297
Interest expense	80	46	323	223
Other (expense) income, net	(13)	23	86	910
Income before income tax (expense) benefit	4,037	1,205	6,843	376
Income tax (expense) benefit	(1,280)	399	(3,263)	484
Net income	$2,757	$1,604	$3,580	$860
Net income per common share:
Basic	$0.19	$0.11	$0.24	$0.06
Diluted	$0.18	$0.11	$0.24	$0.06
Weighted average number of common shares outstanding:
Basic	14,879	14,545	14,777	14,768
Diluted	15,088	14,697	15,019	15,072